EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com
Laredo Petroleum Publishes 2021 ESG and Climate Risk Report
Initiates Continuous Emissions Monitoring Pilot and Responsibly Sourced Gas Certification
TULSA, OK - September 30, 2021 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or the "Company") today published its 2021 ESG and Climate Risk Report, disclosing key performance data for 2020 operations. The report significantly enhances the Company’s prior disclosures with the inclusion of Scope 3 emissions estimates, insight into the integration of climate risk scenarios into its financial and business planning, and third-party limited assurance data verification. The report and data tables are available on the "Sustainability" page of the Company’s website at www.laredopetro.com.
Additionally, Laredo announced it is implementing a pilot project for continuous on-site emissions monitoring of selected facilities in Howard County and initiating the responsibly sourced gas ("RSG") certification process for all horizontal wells in Laredo’s western Glasscock and Howard County development areas, through an agreement with Project Canary.
2021 ESG and Climate Risk Report Highlights
•Reduced flared volumes by 56% versus 2019 levels, demonstrating further progress toward previously announced 2025 emissions reduction targets
•Reduced produced fluid spill intensity by 48% versus 2019 levels, including a 63% reduction in the Company’s oil spill rate
•Conducted a Task Force on Climate-related Financial Disclosures (TCFD)-aligned scenario analysis to demonstrate the resilience and economic viability of the Company’s development plans in an aggressive low-carbon scenario
•Increased transparency with disclosure of Scope 3 emissions estimates using International Petroleum Industry Environmental Conservation Association (IPIECA) methodology
•Decreased the Company’s combined Total Recordable Incident Rate (TRIR) by 14% versus 2019
•Demonstrated continued commitment to diversity and inclusion throughout the organization, with women and minorities representing of 56% of the Company’s Board of Directors and 47% of all Laredo employees
•Increased disclosure of workforce data and transparency with release of Equal Employment Opportunity (EEO-1) Data for 2020

"We are pleased to share the significant progress Laredo has made across our environmental, safety and diversity and inclusion initiatives," stated Jason Pigott, President and Chief Executive Officer. "As we continue to consolidate acreage in the Midland Basin, we view our ESG performance as a competitive advantage. Stakeholders are increasingly interested in the sustainability practices of asset buyers and we are committed to being a leader in ESG performance. Doing the right thing is ingrained in our Company culture, benefiting our employees, communities and investors."
Continuous Emissions Monitoring and RSG Certification Details:
•Implementing a continuous emissions monitoring pilot on select production sites in Howard County for measurement of greenhouse gasses (GHG)
•Pursuing RSG certification for Laredo’s horizontal wells in the Company’s Howard and western Glasscock County development areas through Project Canary’s TrustWellTM certification process, providing third-party verification of Laredo’s operating standards and practices
"I am proud to announce our implementation of continuous emissions monitoring and our pursuit of responsibly sourced gas certification," continued Mr. Pigott. "As the first public company in the Permian Basin to engage with Project Canary’s monitoring and RSG certification process, we are further demonstrating our commitment to ESG leadership."
About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release contains forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events.
General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, oil production quotas or other actions that might be imposed by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+"), the outbreak of disease, such as the coronavirus ("COVID-19") pandemic, and any related government policies and actions, changes in domestic and global production, supply and demand for commodities, including as a result of the COVID-19 pandemic and actions by OPEC+, long-term performance of wells, drilling and operating risks, the increase in service and supply costs, tariffs on steel, pipeline transportation and storage constraints in the Permian Basin, the possibility of production curtailment, hedging activities, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2020, Current Report on Form 8-K, filed with the Securities and Exchange Commission (“SEC”) on May 11, 2021, and those set forth from time to time in other filings with the SEC. These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Laredo does not intend to, and disclaims any obligation to, correct update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Investor Contact:
Ron Hagood
918.858.5504
rhagood@laredopetro.com

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